Exhibit 99.1

NPS Pharmaceuticals Receives $38.4 Million for Sale of REGPARA Royalty Rights

BEDMINSTER, N.J.--(BUSINESS WIRE)--March 2, 2010--NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced the sale of its royalty rights from sales of REGPARA® (cinacalcet HCl) to a fund managed by DRI Capital, Inc., (Fund) for $38.4 million. Royalties in excess of cumulative royalties of $96 million or 2.5 times the upfront purchase price have been retained by NPS.

“This transaction allows us to access significant capital in a manner that is non-dilutive to our shareholders,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “The proceeds from this sale will support our two registration programs, teduglutide in short bowel syndrome and NPSP558 in hypoparathyroidism.”

NPS licensed cinacalcet HCl to Kyowa Kirin Pharma, a wholly-owned subsidiary of Kyowa Kirin Holdings, for the drug’s development and commercial sale in China, Japan, North and South Korea, and Taiwan. Following review by the Pharmaceuticals and Medical Devices Agency (PMDA), Japan’s Ministry of Health, Labor and Welfare (MHLW) approved the drug for the treatment of patients with secondary hyperparathyroidism during dialysis therapy.

Kyowa Kirin began commercializing cinacalcet HCl in Japan as REGPARA® during the first quarter of 2008.

Under the agreement, Fund is entitled to receive royalty payments related to net sales of REGPARA occurring on or after July 1, 2009. NPS has received approximately $3.5 million in cumulative royalty revenue on net sales of REGPARA arising prior to July 1, 2009. NPS expects to report cash, cash equivalents and short- and long-term investments of approximately $70 to $75 million at December 31, 2009 versus $106 million at December 31, 2008.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently conducting two Phase 3 registration programs. Teduglutide, a proprietary analog of endogenous GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for chemotherapy-induced gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Kirin, Nycomed, and Ortho-McNeil-Janssen Pharmaceuticals. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. GATTEX® is the company’s registered trademarks in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

About DRI Capital Inc.

DRI Capital Inc. (DRI) is a privately held investment management company focused on the healthcare industry. DRI currently has over $1.2 billion of funds under management and through its managed funds, is a leader in acquiring royalties from pharmaceutical and biotechnology companies as well as from research institutions, universities, and inventors. Additional information about DRI is available at http://www.dricapital.com.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

CONTACT:
Investors:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com
or
Media:
Lazar Partners LTD
Hollister Hovey, 646-871-8482
hhovey@lazarpartners.com